Zayo Group Acquires Dallas-Based Data Center Provider CoreXchange
Increases zColo data center footprint in Dallas to more than 34,000 square feet across two facilities

BOULDER, Colo. – March 6, 2014 – zColo, the colocation division of international Bandwidth Infrastructure provider Zayo Group, LLC (“Zayo”), today announced it has acquired CoreXchange, Inc., a data center, bandwidth and managed services provider in Dallas, Texas. The purchase adds one new data center, located at 8600 Harry Hines Blvd, to the zColo portfolio. In addition, zColo will secure an additional 12,000 square feet in CoreXchange’s suite at its existing data center in the Dallas Infomart at 1950 N. Stemmons Freeway.

The acquisition yields over 18,000 square feet of total data center space and brings zColo’s national data center count to 27 locations. As a part of the acquisition, Zayo will also assume ownership of ColoUnlimited, CoreXchange’s online presence that facilitates simple, real-time online sales and ordering of colocation services. zColo will continue operating ColoUnlimited in the Dallas market before integrating into Zayo’s recently announced Internet Portal, Tranzact, in the second quarter of 2014. Tranzact will enable transactional ordering capabilities across zColo’s national data center footprint.
In Dallas, Zayo currently operates colocation facilities at 2323 Bryan St. and the Dallas Infomart, where zColo will gain an additional suite with this purchase. All facilities are diversely connected to Zayo’s dense fiber footprint in Dallas, providing connectivity to major carriers and content providers and access to Zayo’s full suite of dark fiber, bandwidth solutions and Tier-1 IP network.
Adding the CoreXchange facilities enables zColo to provide colocation alternatives for enterprise customers, carriers, content providers and others seeking to establish or enhance their Dallas metro presence. Zayo’s metro fiber network in Dallas spans more than 500 route miles and reaches over 250 on-net buildings, enabling customers to connect to other locations via Zayo’s metro fiber footprint. Customers also can connect to other metro market locations across the country via long-haul fiber routes.
“Dallas is one of the world’s leading corporate headquarter hubs and has seen tremendous growth in the high tech and energy fields,” said Chris Morley, president at Zayo Group. “Expanding the zColo footprint not only provides more alternatives for colocation in the Dallas market, but provides easier access for customers to tap into Zayo’s international Bandwidth Infrastructure footprint.”
The CoreXchange transaction follows the 2013 acquisition of CoreNAP, establishing zColo’s presence in Austin, Texas, as well as zColo’s recent organic expansion announcement in Miami, Fla., at 36 NE 2nd St. The transaction was funded with cash on hand.

For more information on zColo data centers, please visit http://www.zayo.com/services/colocation.
About Zayo Group
Based in Boulder, Colo., Zayo Group provides comprehensive Bandwidth Infrastructure services in more than 300 markets throughout the U.S. and Europe. Zayo delivers a full suite of managed services and dark fiber products to wireline and wireless customers, data centers, Internet content providers, high-bandwidth enterprises, and government agencies across its robust 77,000 route mile network. The company also offers 27 carrier-neutral colocation facilities across the U.S. Please visit www.zayo.com for more information about Zayo and its fiber solutions.
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Media Contact:
Linhart Public Relations for Zayo
Ashley Frost
afrost@linhartpr.com